Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR GROUP INC. REPORTS
FIRST QUARTER 2014 RESULTS

AUSTIN, TEXAS, May 6, 2014—Forestar Group Inc. (NYSE: FOR) today reported first quarter 2014 net income of approximately $8.3 million, or $0.19 per diluted share outstanding, compared with first quarter 2013 net income of approximately $4.0 million, or $0.11 per diluted share outstanding.

“During first quarter, record residential lot sales activity was fueled by growing builder demand for lots in high quality locations. We also increased lot development activities in existing communities in response to higher demand, with the majority of lots being developed already under contract with homebuilders. Multifamily market conditions remained strong in our target markets, and we continue to grow our multifamily business, finishing the quarter with four projects under construction and adding two new sites to our development pipeline. We continued to strengthen our real estate portfolio through the acquisition of our partner's interest in Lantana, an award-winning community near Dallas. Oil and gas activity continued to be negatively impacted by severe weather conditions in North Dakota, however, production in the Bakken and Three Forks formations in North Dakota and the Lansing-Kansas City formation in Kansas and Nebraska is expected to accelerate going forward. We are focused on executing and delivering our Growing FORward strategic initiatives to grow through strategic and disciplined investment and increase returns,” said Jim DeCosmo, president and chief executive officer of Forestar Group.

First Quarter 2014 Significant Highlights

•	Sold 974 developed residential lots, including 367 bulk lot sales, up over 118% compared with first quarter 2013, with 831 acres of residential tract sales

•	Oil production up over 16% compared with first quarter 2013, with 21 new gross wells drilled reaching total depth in first quarter 2014

Forestar manages its operations through three business segments: real estate, oil and gas and other natural resources.

REAL ESTATE

First Quarter 2014 Significant Highlights (Includes Ventures)

•	Sold 9,329 acres of undeveloped land for over $2,100 per acre

•	Sold 974 developed residential lots, including 367 bulk lot sales from two non-core communities; over 1,400 lots under option contracts with homebuilders

•	Sold 831 acres of residential tracts for over $1,800 per acre

•	Acquired partner's interest in Lantana master-planned community near Dallas for $8 million

Segment Financial Results:

($ in millions)	1Q 2014	1Q 2013	4Q 2013
Segment Revenues	$65.5	$78.7	$77.7
Segment Earnings	$23.6	$19.4	$27.7

First quarter 2014 real estate segment earnings were higher compared with first quarter 2013 principally due to increased undeveloped land sales and higher residential lot sales. In first quarter 2014, undeveloped land sales increased compared with first quarter 2013 principally due to a sale of over 8,400 acres for approximately $1,850 per acre, generating segment earnings of approximately $13.2 million. Residential lot and tract sales included two bulk transactions totaling 367 lots and 831 acres of residential tracts associated with two non-core communities in Georgia. Excluding these bulk transactions, average lot prices and margins were up 7% compared with first quarter 2013. First quarter 2014 real estate segment results also included $2.3 million in charges associated with additional costs at two multifamily venture projects. In addition, first quarter 2013 real estate segment earnings included $10.9 million associated with the sale of Promesa, a multifamily community in Austin. Real estate segment earnings decreased in first quarter 2014 compared with fourth quarter 2013 primarily due to lower residential and commercial tract sales.

OIL AND GAS

First Quarter 2014 Significant Highlights (Includes Ventures)

•	Oil production up over 16% compared with first quarter 2013, principally due to working interest investments primarily targeting the Bakken/Three Forks and the Lansing-Kansas City formations

•	21 new gross oil and gas wells drilled and reaching total depth; 18 Bakken gross wells waiting on completion at quarter-end

•	Leased over 1,700 net mineral acres principally in Texas to third parties

Segment Financial Results:

($ in millions)	1Q 2014	1Q 2013	4Q 2013
Segment Revenues	$17.6	$15.5	$18.9
Segment Earnings	$0.8	$5.1	$1.0

Oil and gas segment earnings decreased in first quarter 2014 compared with first quarter 2013 principally due to higher exploration, production and operating expenses, and lower production volumes and delay rental revenues from our owned mineral interests, which were partially offset by higher working interest production volumes. Oil and gas segment earnings decreased in first quarter 2014 compared with fourth quarter 2013 principally due to lower royalty revenues related to our owned mineral interests.

OTHER NATURAL RESOURCES

First Quarter 2014 Significant Highlights (Includes Ventures)

•	Sold over 57,100 tons of fiber for $15.77 per ton

•	Recreational leasing remains strong

Segment Financial Results:

($ in millions)	1Q 2014	1Q 2013	4Q 2013
Segment Revenues	$1.6	$3.3	$1.8
Segment Earnings	($0.5)	$1.3	$3.7

First quarter 2014 other natural resources segment earnings decreased compared with first quarter 2013 principally due to lower fiber sales volumes. Fourth quarter 2013 other natural resources segment earnings include a $3.8 million gain associated with the termination of a timber lease in connection with the sale of over 2,400 acres from the Ironstob venture near Atlanta.

OUTLOOK

"Demand for residential lots remains robust in our core markets and we continue to invest in lot development in our existing communities to meet builder demand. We anticipate residential lot sales in 2014 to be approximately 2,300 lots, up over 20% compared with 2013. In first quarter 2014, we added interest in approximately 1,100 potential future lots to our community development pipeline through acquisitions. Our multifamily team continues to build a solid pipeline of multifamily development sites, with our multifamily venture project in Austin essentially complete, over 50% leased and on target for sale in 2014. Our multifamily venture project in Denver is almost 60% complete and currently pre-leasing, and our wholly-owned multifamily project near Dallas is almost 30% complete and on schedule to begin leasing in fourth quarter 2014. In first quarter 2014, we formed a venture for the development of our multifamily site in Nashville, which is now under construction, and we plan to begin construction on sites in Littleton, Colorado and Charlotte, North Carolina over the next two quarters. In 2014 we have acquired two multifamily sites in Austin, with construction anticipated to begin on both projects in 2015. We will continue to evaluate and acquire additional residential and multifamily sites to further develop our real estate pipeline.

“In oil and gas, we continue to invest in exploration and drilling activity, growing production, reserves and value. We estimate 2014 oil and gas production will exceed 1.3 million BOE (barrel of oil equivalent), an over 25% increase compared with 2013 levels. During first quarter, we continued to see drilling activity negatively impacted by severe weather conditions in North Dakota, with only three gross Bakken/Three Forks wells that reached total depth at year-end 2013 (3% average working interest) having initial production during the quarter with approximately18 gross Bakken/Three Forks wells (8% average working interest) waiting on completion at quarter end. We anticipate drilling activity in the Bakken/Three Forks will accelerate over the next several quarters as weather conditions improve and operators further shift to pad drilling, which is expected to result in additional production growth. In addition, exploration and drilling activity in Kansas and Nebraska continued to increase during first quarter, with combined exploration success rates of approximately 40%. We acquired additional leasehold acreage in the Lansing-Kansas City formation in the first four months of 2014, bringing our total leasehold position in Kansas and Nebraska to over 255,000 net mineral acres, further developing a solid pipeline of drilling prospects in the Central Uplift formation. As a result of the slower start to exploration and drilling activity in 2014, we would expect our oil and gas capital investments to be in the range of $125-135 million for 2014, compared with our original estimate of approximately $200 million.

“We continue to see significant opportunities for growth through disciplined investments in our real estate and oil and gas businesses. We are focused on increasing return on assets, strengthening our portfolio and executing our Growing FORward strategic initiatives,” concluded Mr. DeCosmo.

The Company will host a conference call on May 7, 2014 at 10:00 am ET to discuss results of first quarter 2014. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-866-825-3209 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-213-8061. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 13154120.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At the end of first quarter 2014, the real estate segment owns directly or through ventures almost 119,000 acres of real estate located in ten states and 13 markets in the U.S. The real estate segment has 12 real estate projects representing approximately 25,400 acres currently in the entitlement process, and 71 entitled, developed and under development projects in eight states and 13 markets encompassing over 11,800 acres, comprised of almost 18,800 planned residential lots and approximately 2,100 commercial acres. The oil and gas segment includes approximately 863,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Alabama, and Georgia and almost 273,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 8,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but are not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclically of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)
Business Segments

	First Quarter
	2014	2013
	(In thousands)
Revenues:
Real estate (a)	$65,480	$78,689
Oil and gas	17,554	15,504
Other natural resources	1,571	3,278
Total revenues	$84,605	$97,471
Segment earnings (loss):
Real estate	$23,575	$19,446
Oil and gas	807	5,127
Other natural resources	(528)	1,252
Total segment earnings	23,854	25,825
Items not allocated to segments:
General and administrative expense	(5,168)	(4,958)
Share-based compensation expense (b)	(313)	(10,415)
Interest expense	(5,503)	(4,539)
Other corporate non-operating income	122	31
Income before taxes	12,992	5,944
Income tax expense	(4,658)	(1,993)
Net income attributable to Forestar Group Inc.	$8,334	$3,951

Net income per common share:
Basic	$0.20	$0.11
Diluted	$0.19	$0.11

Weighted average common shares outstanding (in millions):
Basic	35.6	35.3
Diluted (c)	43.9	35.7

	First Quarter
Supplemental Financial Information:	2014	2013
	(In thousands)
Cash and cash equivalents	$147,979	$86,653

Borrowings under credit facility	200,000	200,000
Convertible senior notes, net of discount	100,716	97,593
Tangible equity unit notes, net of discount	23,201	—
Other debt (d)	21,495	31,027
Total debt	$345,412	$328,620
 _____________________

(a)
Real estate includes construction revenue incurred as a general contractor associated with the development of two multifamily venture properties. Construction revenue in first quarter 2014 was $3.2 million compared to $6.1 million in first quarter 2013. Also, first quarter 2013 real estate revenue includes $41 million from the sale of Promesa, a wholly-owned multifamily community we developed in Austin.

(b)
First quarter 2014 share-based compensation expense decreased principally as result of a 16 percent decrease in our stock price since year-end 2013, compared with a 26 percent increase in our stock price in first quarter 2013 since year-end 2012, which impacted the value of vested cash-settled awards.

(c)	First quarter 2014 weighted average diluted shares outstanding includes 7.9 million associated with our tangible equity units issued during the fourth quarter of 2013.

(d)	Consists principally of consolidated venture non-recourse debt. Excludes approximately $91.1 million of unconsolidated venture debt and approximately $3.7 million of outstanding letters of credit.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	First Quarter
	2014	2013
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	974	446
Revenue per Lot Sold	$42,605	$51,885
Commercial Acres Sold	—	3
Revenue per Commercial Acre Sold	$—	$382,741
Undeveloped Acres Sold	9,329	919
Revenue per Acre Sold	$2,113	$2,949
Owned & Consolidated Ventures:
Residential Lots Sold	836	355
Revenue per Lot Sold	$40,161	$52,460
Commercial Acres Sold	—	3
Revenue per Commercial Acre Sold	$—	$382,741
Undeveloped Acres Sold	9,329	919
Revenue per Acre Sold	$2,113	$2,949
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	138	91
Revenue per Lot Sold	$57,410	$49,642
Commercial Acres Sold	—	—
Revenue per Commercial Acre Sold	$—	$—
Undeveloped Acres Sold	—	—
Revenue per Acre Sold	$—	$—

FIRST QUARTER 2014
REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres (a)
Undeveloped Land
Owned	75,455
Ventures	6,730				82,185
Residential
Owned		22,722	7,795	670
Ventures			1,129	149	32,465
Commercial
Owned		2,668	1,064	524
Ventures			324	160	4,740
Total Acres	82,185	25,390	10,312	1,503	119,390

Estimated Residential Lots			16,280	2,512	18,792
 _____________________

(a)
In addition, at first quarter-end 2014, Forestar owns a 58% interest in a venture which controls approximately 14,000 acres of undeveloped land in Georgia with minimal investment. Excludes acres associated with fully developed commercial and income producing properties.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
PERFORMANCE METRICS

	First Quarter
	2014	2013
Leasing Activity from Owned Mineral Interests
Acres Leased	1,741	310
Average Bonus / Acre	$343	$316
Delay Rentals Received	$—	$458,000
Oil & Gas Production
Royalty Interests (a)
Gross Wells	547	543
Oil Production (Barrels)	32,700	48,300
Average Oil Price ($ / Barrel)	$85.38	$85.93
Gas Production (MMcf)	286.1	377.2
Average Gas Price ($ / Mcf)	$3.69	$3.04
BOE Production (b)	80,400	111,000
Average Price ($ / BOE)	$47.87	$47.64
Working Interests
Gross Wells	476	431
Oil Production (Barrels)	139,300	99,600
Average Oil Price ($ / Barrel)	$87.60	$90.76
Gas Production (MMcf)	200.4	216.6
Average Gas Price ($ / Mcf)	$5.34	$3.67
BOE Production (b)	172,700	135,800
Average Price ($ / BOE)	$76.86	$72.47
Total Oil & Gas Interests
Gross Wells (c)	1,014	965
Oil Production (Barrels)	157,000	133,400
Average Oil Price ($ / Barrel)	$91.40	$95.39
NGL Production (Barrels)	15,000	14,500
Average NGL Price ($ / Barrel)	$43.11	$31.98
Total Oil Production (Barrels)	172,000	147,900
Average Total Oil Price ($ / Barrel)	$87.18	$89.19
Gas Production (MMcf)	486.5	593.8
Average Gas Price ($ / Mcf)	$4.37	$3.27
BOE Production (b)	253,100	246,800
Average Price ($ / BOE)	$67.64	$61.30
Average Daily Production
BOE per Day
Royalty Interests	893	1,233
Working Interests	1,919	1,509
Total	2,812	2,742
Working Interests BOE per Day
North Dakota	810	524
Kansas/Nebraska	539	328
Texas, Louisiana and Other	570	657
Total	1,919	1,509
 _____________________

(a)	Includes our share of venture activity in which we own a 50% interest. Our share of natural gas production is 52.7 MMcf in first quarter 2014 and 70.2 MMcf first quarter 2013.

(b)	BOE – Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl).

(c)
Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well. Excludes nine working interest wells in first quarter 2014 and 2013 as we also own a royalty interest in these wells.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT

	First Quarter
	2014	2013
Well Activity
Mineral Interests Owned (a)
Net Acres Held By Production	36,000	29,000
Gross Wells Drilled	—	—
Productive Gross Wells	547	543
Mineral Interests Leased
Net Acres Held By Production (b)	37,000	30,000
Gross Wells Drilled	21	22
Productive Gross Wells (b)	467	422
Total Well Activity
Net Acres Held By Production	73,000	59,000
Gross Wells Drilled	21	22
Productive Gross Wells	1,014	965
 _____________________

(a)
Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well. Excludes nine working interest wells at first quarter-end 2014 and 2013 as we also own a royalty interest in these wells.

(b)	Excludes 8,000 net acres and 1,181 wells in which we have an overriding royalty interest.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
MINERAL INTERESTS

MINERAL INTERESTS OWNED (a)

Forestar’s oil and gas segment includes approximately 590,000 owned net mineral acres principally located in Texas, Louisiana, Georgia and Alabama.

State	Unleased	Leased	Held By Production	Total (b)
		(Net acres)
Texas	206,000	19,000	27,000	252,000
Louisiana	125,000	10,000	9,000	144,000
Georgia	152,000	—	—	152,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
	525,000	29,000	36,000	590,000
 _____________________

(a)	Represents net acres and includes ventures.

MINERAL INTERESTS LEASED

Forestar’s oil and gas segment includes approximately 273,000 net mineral acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas, predominantly as result of our September 28, 2012 acquisition of Credo Petroleum.

State	Undeveloped	Held By Production (a)	Total
Nebraska	159,000	5,000	164,000
Kansas	26,000	5,000	31,000
Oklahoma	18,000	17,000	35,000
Alabama	8,000	—	8,000
Texas	10,000	2,000	12,000
North Dakota	4,000	4,000	8,000
Other	11,000	4,000	15,000
	236,000	37,000	273,000
 _____________________

(a)	Excludes approximately 8,000 net acres of overriding royalty interests.

FORESTAR GROUP INC.
OTHER NATURAL RESOURCES SEGMENT
PERFORMANCE METRICS

	First Quarter
	2014	2013
Fiber Sales
Pulpwood tons sold	28,200	120,600
Average pulpwood price per ton	$9.66	$9.76
Sawtimber tons sold	28,900	70,900
Average sawtimber price per ton	$21.71	$22.36

Total tons sold	57,100	191,500
Average stumpage price per ton (a)	$15.77	$14.43

Recreational Activity
Average recreational acres leased	115,200	122,700
Average price per leased acre	$9.24	$9.15
 _____________________

(a)	Average stumpage price per ton is based on gross revenues less cut and haul costs.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT

A summary of our real estate projects in the entitlement process (a) at first quarter-end 2014 follows:

Project	County	Market	Project Acres (b)
California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30

Georgia
Ball Ground	Cherokee	Atlanta	500
Crossing	Coweta	Atlanta	230
Fincher Road	Cherokee	Atlanta	3,890
Fox Hall	Coweta	Atlanta	960
Garland Mountain	Cherokee/Bartow	Atlanta	350
Martin’s Bridge	Banks	Atlanta	970
Mill Creek	Coweta	Atlanta	770
Wolf Creek	Carroll/Douglas	Atlanta	12,230
Yellow Creek	Cherokee	Atlanta	1,060

Texas
Lake Houston	Harris/Liberty	Houston	3,700
Total			25,390
 _____________________

(a)
A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres, which are the total for the project regardless of our ownership interest, are approximate. The actual number of acres entitled may vary.

FORESTAR GROUP INC.
REAL ESTATE PROJECTS

A summary of activity within our projects in the development process, which includes entitled (a), developed and under development real estate projects, at first quarter-end 2014 follows:

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (f)
Projects we own
California
San Joaquin River	Contra Costa/Sacramento	100%	—	—	—	288
Colorado
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	264	348	2	7
Pinery West	Douglas	100%	45	41	20	94
Stonebraker	Weld	100%	—	603	—	—
Tennessee
Morgan Farms	Williamson	100%	30	143	—	—
Texas
Arrowhead Ranch	Hays	100%	—	387	—	6
Bar C Ranch	Tarrant	100%	292	813	—	—
Barrington Kingwood	Harris	100%	113	67	—	—
Cibolo Canyons	Bexar	100%	815	751	130	20
Harbor Lakes	Hood	100%	212	237	2	19
Hunter’s Crossing	Bastrop	100%	451	59	38	65
La Conterra	Williamson	100%	181	149	—	58
Lakes of Prosper	Collin	100%	54	231	—	—
Lantana	Denton	100%	972	790	9	3
Maxwell Creek	Collin	100%	896	103	10	—
Oak Creek Estates	Comal	100%	176	471	13	—
Parkside	Collin	100%	—	200	—	—
Stoney Creek	Dallas	100%	195	559	—	—
Summer Creek Ranch	Tarrant	100%	895	379	35	44
Summer Lakes	Fort Bend	100%	573	557	56	—
Summer Park	Fort Bend	100%	35	163	28	62
The Colony	Bastrop	100%	447	702	22	31
The Preserve at Pecan Creek	Denton	100%	502	292	—	7
Village Park	Collin	100%	699	57	3	2
Westside at Buttercup Creek	Williamson	100%	1,482	15	66	—
Other projects (9)	Various	100%	1,662	446	133	7
Georgia
Seven Hills	Paulding	100%	737	353	26	113
The Villages at Burt Creek	Dawson	100%	—	1,715	—	57
Other projects (17)	Various	100%	223	2,870	—	705
Other
Other projects (3)	Various	100%	500	453	—	—
			12,451	14,118	593	1,588

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (f)
Projects in entities we consolidate
Texas
City Park	Harris	75%	1,299	470	50	115
Timber Creek	Collin	88%	—	614	—	—
Willow Creek Farms II	Waller/Fort Bend	90%	90	315	—	—
Other projects (2)	Various	Various	9	198	—	129
Georgia
The Georgian	Paulding	75%	535	—	—	—
			1,933	1,597	50	244
Total owned and consolidated			14,384	15,715	643	1,832
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%	—	821	—	—
Fannin Farms West	Tarrant	50%	324	24	—	12
Harper’s Preserve	Montgomery	50%	314	1,379	8	51
Lantana - Rayzor Ranch	Denton	25%	1,163	—	16	42
Long Meadow Farms	Fort Bend	38%	1,258	544	183	120
Southern Trails	Brazoria	80%	735	256	—	—
Stonewall Estates	Bexar	50%	337	53	—	—
Other projects (2)	Various	Various	—	—	—	15
Total in ventures			4,131	3,077	207	240
Combined total			18,515	18,792	850	2,072
 _____________________

(a)
A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)
Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated or accounted for using the equity method.

(c)
Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)	Commercial acres are for the total project, regardless of our ownership interest, and are net developable acres, which may be fewer than the gross acres available in the project.

(e)	Excludes acres associated with commercial and income producing properties.

A summary of our significant commercial and income producing properties at first quarter-end 2014 follows:

Project	Market	Interest Owned (a)	Type	Acres	Description
Radisson Hotel	Austin	100%	Hotel	2	413 guest rooms and suites
Eleven (b)	Austin	25%	Multifamily	3	257-unit luxury apartment
360° (b)	Denver	20%	Multifamily	4	304-unit luxury apartment
Midtown Cedar Hill (b)	Dallas	100%	Multifamily	13	354-unit luxury apartment
Acklen (b)	Nashville	30%	Multifamily	4	320-unit luxury apartment
 _____________________

(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly.

(b)	Construction in progress.